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                                  FILED PURSUANT TO RULE 424(b)3 AND RULE 424(c)
                                                     REGISTRATION NO. 333-123864

                         HALO TECHNOLOGY HOLDINGS, INC.

                   PROSPECTUS SUPPLEMENT DATED APRIL 12, 2006

                     TO THE PROSPECTUS DATED MARCH 29, 2006


      On March 31, 2006 and April 3, 2006, we filed with the Securities and Exchange Commission the attached Current Reports on Form 8-K. The attached information supplements and supersedes, in part, the information in the prospectus.

      In addition, this supplement replaces the Liquidity and Capital Resources and Recent Developments sections of the prospectus, contained on pages 27 through 32, with Liquidity and Capital Resources and Recent Developments sections contained on pages 2 through 10 of this supplement.

      This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement.

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS IN DETERMINING WHETHER TO PURCHASE THE COMMON STOCK.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      PROSPECTIVE INVESTORS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS SUPPLEMENT, THE PROSPECTUS OR INFORMATION SPECIFICALLY INCORPORATED BY REFERENCE IN THE PROSPECTUS OR THIS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION THAT IS DIFFERENT.


            The date of this prospectus supplement is April 12, 2006

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LIQUIDITY AND CAPITAL RESOURCES


      Halo has three primary cash needs. These are (1) operations, (2) acquisitions and (3) debt service and repayment. Halo has financed a significant component of its cash needs through the sale of equity securities and debt.


      For the six months ended December 31, 2005 and December 31, 2004, Halo used approximately $265,000 and $1,297,000, respectively to fund its operations. The cash was used primarily to fund operating losses, as well as approximately $16,374,000 for acquisitions, $8,325,000 for repayment of the principle portion of outstanding debt. For the years ended June 30, 2005 and 2004 Halo used approximately $3.4 and $4.8 million, respectively to fund its operations.


      As of June 30, 2005 Halo used approximately $15.8 million for investing activities. Halo paid approximately $15 million in cash for the acquisition of Gupta and deposited approximately $.8 million for the Kenosia acquisition.


      As of June 30, 2005 Halo raised approximately $20.8 million, of which $12.2 million was from the sale of preferred stock, $2.5 million from issuance of subordinated notes and $6.1 million from the issuance of senior notes.


      On January 31, 2005, Halo issued $2,500,000 principal amount of subordinated convertible promissory notes (the "Subordinated Notes"). The Subordinated Notes bear interest at 10%, payable in common stock or cash, and mature January 31, 2007. The Subordinated Notes are convertible at any time into shares of Halo common stock at $1.00 per share, which conversion rate is subject to certain anti-dilution adjustments. The common stock issuable upon conversion of the Subordinated Notes has certain registration rights.


      Halo entered into a $50,000,000 credit facility with Fortress Credit Opportunities I LP and Fortress Credit Corp. on August 2, 2005 (the " Credit Agreement"). Subject to the terms and conditions of the Credit Agreement, the lenders thereunder (the "Lenders") agreed to make available to Halo a term loan facility in three Tranches, Tranches A, B and C, in an aggregate amount equal to $50,000,000 (the "Loan"). In connection with entering into the Credit Agreement, Halo borrowed $10,000,000 under Tranche A to repay its then-existing senior indebtedness, as well as certain existing subordinated indebtedness and to pay certain closing costs. On October 26, 2005, in connection with the closings of the acquisition of Tesseract, DAVID Corporation, Process Software, ProfitKey International and Foresight Software, Inc., Halo entered into Amendment Agreement No. 1 ("Amendment Agreement") to the Credit Agreement under which the Lenders made an additional loan of $15,000,000 under Tranche B of the credit facility under the Credit Agreement. The rate of interest payable on the amounts borrowed under the Loan is a floating percentage rate per annum equal to the sum of the "LIBOR" for that period plus the "Margin". For theses purposes, LIBOR means the rate offered in the London interbank market for U.S. Dollar deposits for the relevant period but no less than 2.65%. For these purposes, "Margin" means 9% per annum. Interest is due and payable monthly in arrears.


      The Credit Agreement contains certain financial covenants usual and customary for facilities and transactions of this type. In the event Halo completes further acquisitions, Halo and the other parties to the credit agreement will agree upon modifications to the financial covenants to reflect the changes to Halo's consolidated assets, liabilities, and expected results of operations in amounts to be mutually agreed to by the parties. In addition, the Credit Agreement provides that in

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the event of certain changes of control, including (i) a reduction in the equity ownership in Halo of Ron Bienvenu or his immediate family members below 90% of such equity interests on the date of the Credit Agreement, or (ii) Ron Bienvenu ceases to perform his current management functions and is not replaced within 90 days by a person satisfactory to Fortress, all amounts due may be declared immediately due and payable.


      The Credit Agreement contains specific events of default, including failure to make a payment, the breach of certain representations and warranties, and insolvency events. There is also a "cross-default" provision that provides that certain events of default under certain contracts between Halo or its subsidiaries and third parties will constitute an event of default under the Credit Agreement.


      Halo's obligations under the Credit Agreement are guaranteed by the direct and indirect subsidiaries of Halo, and any new subsidiaries of Halo are obligated to become guarantors. Halo and its subsidiaries granted first priority security interests in their assets, and pledged the stock or equity interests in their respective subsidiaries, as collateral for the Loans. In addition, Halo has undertaken to complete certain matters, including the delivery of stock certificates in subsidiaries, and the completion of financing statements perfecting the security interests granted under the applicable state or foreign jurisdictions concerning the security interests and rights granted to the Lenders. Any new subsidiary of Halo will become subject to the same provisions.


      On September 20, 2005, Halo issued a $500,000 principal amount promissory note (the "September 2005 Note"). The maturity on this note was December 19, 2005, unless it was converted prior to that date into equity. On January 11, 2006, the holder of this note converted the $500,000 principal (plus accrued interest) into the Series E Subscription Agreement described under " -- Recent Developments; Series E Notes and Series E Subscription Agreements" below. Under the Series E Subscription Agreement, the holder of the September 2005 note had the right, in the event that Halo completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the securities received under the Series E Subscription Agreement into such other equity securities as if the investor had invested the amount invested in such securities. The holder of the September 2005 Note has indicated to Halo that it intends to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under " -- Recent Developments; January 2006 Subscription Agreements."


      On October 26, 2005, as part of the acquisition of Tesseract, Halo issued a promissory note in the amount of $1,750,000 to Platinum (the "Platinum Note"). The principal under the Platinum Note accrues interest at a rate of 9.0% per annum. The principal and accrued interest under the Platinum Note was due on March 31, 2006. Interest is payable in registered shares of common stock of Halo, provided that until such shares are registered, interest shall be paid in cash. The Platinum Note contains certain negative covenants including that Halo will not incur additional indebtedness, other than permitted indebtedness under the Platinum Note. Under the Platinum Note, the following constitute an event of default: (a) Halo shall fail to pay the principal and interest when due and payable: (b) Halo fails to pay any other amount under the Platinum Note when due and payable: (c) any representation or warranty of Halo was untrue or misleading in any material respect when made; (d) there shall have occurred an acceleration of the state maturity of any indebtedness


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for borrowed money of Halo or any Halo subsidiary of $50,000 or more in aggregate principal amount; (e) Halo shall sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions, participate in any share exchange, consummate any recapitalization, reclassification, reorganization or other business combination transaction or adopt a plan of liquidation or dissolution or agree to do any of the foregoing; (f) one or more judgments in an aggregate amount in excess of $50,000 shall have been rendered against Halo or any Halo subsidiary;
(g) Halo breaches certain of its covenants set forth in the Platinum Note; or
(h) an Insolvency Event (as defined in the Platinum Note) occurs with respect to Halo or a Halo subsidiary. Upon such an event of default, the holder may, at its option, declare all amounts owed under the Platinum Note to be due and payable.


      On October 21, 2005, Halo entered into certain convertible promissory notes to various accredited investors (the "October 2005 Notes") in the aggregate principal amount of One Million Dollars ($1,000,000). Interest accrues under the October 2005 Notes at the rate of ten percent (10%) per annum. The principal amount of the October 2005 Notes, together with accrued interest, was due February 19, 2006, or 90 days after the date it was entered into, unless the October 2005 Notes were converted into debt or equity securities of Halo in Halo's next financing involving sales by Halo of a class of its preferred stock or convertible debt securities, or any other similar or equivalent financing transaction. Five hundred thousand dollars ($500,000) in principal amount (plus accrued interest) of the October 2005 Notes was repaid by Halo in early March. On January 11, 2006, the holder of the remaining $500,000 October 2005 Note converted the $500,000 principal (plus accrued interest) under this October 2005
Note into the Series E Subscription Agreement described under " -- Recent Developments; Series E Notes and Series E Subscription Agreements" below. Under the Series E Subscription Agreement, the holder of this October 2005 Note had the right, in the event that Halo completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the securities received under the Series E Subscription Agreement into such other equity securities as if the investor had invested the amount invested in such securities. The holder of the October 2005 Note has indicated to Halo that it intends to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under " -- Recent Developments; January 2006 Subscription Agreements."


      Also on October 21, 2005, Halo issued warrants (the "October 2005 Warrants") to purchase an aggregate of 363,636 shares of common stock, par value $0.00001 per share of Halo. The October 2005 Warrants were issued in connection with the October 2005 Notes described above. The exercise price for the October 2005 Warrants is $1.375, subject to adjustment as provided in the October 2005 Warrants. The October 2005 Warrants are exercisable until October 21, 2010. The October 2005 Warrants contain an automatic exercise provision in the event that the warrant has not been exercised but the Fair Market Value of the Warrant Shares (as defined in the October 2005 Warrants) is greater than the exercise price per share on the expiration date. The October 2005 Warrants also contain a cashless exercise provision. The October 2005 Warrants also contain a limitation on exercise which limits the number of shares of Halo common stock that may be acquired by the holder on exercise to that number of shares as will insure that, following such exercise, the total number of shares of common stock then beneficially owned by such holder and its affiliates will not

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exceed 9.99% of the total number of issued and outstanding shares of Halo common stock. This provision is waivable by the holder on 60 days notice.


      On October 14, 2005, one of Halo's directors, David Howitt, made a short-term loan to Halo for $150,000. On January 11, 2006, Mr. Howitt converted the principal (plus accrued interest) under this loan into the Series E Subscription Agreement described under " -- Recent Developments; Series E Notes and Series E Subscription Agreements" below. Under the Series E Subscription Agreement, Mr. Howitt has the right, in the event that Halo completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the securities received under the Series E Subscription Agreement into such other equity securities as if he had invested the amount invested in such securities. Mr. Howitt has indicated to Halo that he intends to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under " -- Recent Developments; January 2006 Subscription Agreements."


      As of December 31, 2005 Halo had approximately $1,844,000 in cash and cash equivalents, $4,550,000 in net accounts receivable, $8,658,000 in accounts payable and accrued expenses, and $4,842,000 in short-term notes and loans payable, net of warrants' fair value discount of $108,000 and $1,293,000 to ISIS and affiliated companies.


      For the six months ended December 31, 2005, Halo used approximately $16,425,928 for investing activities. During the same period, Halo paid approximately $507,000 in cash as part of consideration to acquire Kenosia and approximately $15,867,102 in cash as part of consideration to purchase Tesseract, Process, DAVID Corporation, Profitkey, and Foresight from Platinum Equity, LLC.


      As of December 31, 2005, Halo had debt that matures in the next 12 months in the amount of $4,950,000. This consists of $500,000 of note payable to Bristol Technology, Inc. (seller of Kenosia), $2,750,000 payable to Platinum Equity, LLC (seller of Tesseract, Process, DAVID Corporation, Profitkey, and Foresight), and $1,700,000 in notes payable to other investors. As of the date hereof, $500,000 of the $1,700,000 notes have been paid, and the $500,000 note payable to Bristol Technology, Inc has been paid. Halo has also taken additional debt in the amount of $700,000 and $1,375,000 in January 2006, both of which are expected to be paid in equity securities.


      Halo continues to evaluate strategic alternatives, including opportunities to strategically grow the business, enter into strategic relationships, make acquisitions or enter into business combinations. Halo can provide no assurance that any such strategic alternatives will come to fruition and may elect to terminate such evaluations at any time.


      Halo's future capital requirements will depend on many factors, including cash flow from operations, continued progress in research and development programs, competing technological and market developments, and Halo's ability to maintain its current customers and successfully market its products, as well as any future acquisitions it undertakes. Halo intends to meet its cash needs, as in the past, through cash generated from operations, the proceeds of privately placed equity issuances and debt. Even without further acquisitions, in order to meet its financial obligations including repayment of outstanding debt obligations, Halo will have to issue further equity and engage in further debt transactions. There can be no guarantee that Halo will be successful in such efforts. In the absence of such further financing, Halo will

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either be unable to meet its debt obligations or with have to significantly restructure its operations, or a combination of these two actions. Such actions would significantly negatively affect the value of Halo's common stock.


RECENT DEVELOPMENTS

   Options Granted to Mark Finkel


      In connection with his employment by Halo, and under the Halo Technology Holdings 2005 Equity Incentive Plan, on January 4, 2006, Mr. Finkel received stock options for 600,000 shares of Halo's common stock. The exercise price for Mr. Finkel's options is $1.22 per share (the Fair Market Value on the date of grant by the Compensation Committee). The options granted to Mr. Finkel have a ten year term. 25% of these options vest on the first anniversary of the award, provided Mr. Finkel remains in his position through that date, and the remaining options vest ratably over the following 36 months, provided that Mr. Finkel remains with Halo.


   Series E Notes and Series E Subscription Agreements


       On January 11, 2006, Halo entered into certain convertible promissory notes (the "Series E Notes") in the aggregate principal amount of Seven Hundred Thousand Dollars ($700,000). Interest accrues under the Series E Notes at the rate of ten percent (10%) per annum. The Notes provide that they automatically convert into (i) such number of fully paid and non-assessable shares of Halo's Series E Preferred Stock (the "Series E Stock") equal to the aggregate outstanding principal amount due under the Series E Notes plus the amount of all accrued but unpaid interest under the Series E Notes divided by $1.25, and (ii) warrants (the "Series E Warrants") to purchase a number of shares of Halo's common stock equal to 40% of such number of shares of Series E Stock issued to the holder. Under the terms of the Series E Notes, the automatic conversion was to occur upon the effectiveness of the filing of the Certificate of Designations, Preferences and Rights (the "Certificate of Designations") pertaining to Halo's Series E Stock, and, in the event that the Certificate of Designations was not filed 30 days after the Series E Notes were issued (February 10, 2006) then the holders of the Series E Notes may demand that Halo pay the principal amount of the Series E Notes, together with accrued interest. No demand for payment has been made.


      Under the Series E Subscription Agreements described below, holders of the Series E Notes had the right, in the event that Halo completed or entered into agreements to sell equity securities on or before February 15, 2006, to convert the Series E Notes into such other equity securities as if the investor had invested the amount invested in such securities. The holders of the Series E Notes have indicated to Halo that they intend to exercise this right and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under "Recent Developments -- January 2006 Subscription Agreements."


      Also on January 11, 2006, Halo entered into certain Subscription Agreements (the "Series E Subscription Agreements") for the sale of Series E Stock and Series E Warrants. In addition to the conversion of the principal and interest under the Series E Notes described above, investors under the Series E Subscription Agreements agreed to invest $150,000 in cash and committed to convert the $500,000 principal (plus accrued interest) under the September 2005 Note, and the $500,000 principal (plus accrued interest) under the outstanding October 2005 Note (each as

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described above). Accordingly, Halo has taken the position that these notes were amended by the Series E Subscription Agreement. Also under the Series E Subscription Agreement, an investor agreed to convert $67,500 in certain advisory fees due from Halo into Series E Stock and Warrants.


      The material terms of the Subscription Agreements are as follows. Halo designates the closing date. The closing is anticipated to occur when the Series E Certificate of Designations becomes effective. The obligations of the investors under the Series E Subscription Agreement are revocable if the closing has not occurred within 30 days of the date of the agreement. No later than seventy five (75) days after the completion of the offering, Halo agreed to file with the SEC a registration statement covering the Halo common stock underlying the Series E Stock and the Series E Warrants, and any common stock that Halo may elect to issue in payment of the dividends due on the Series E Stock.


      Upon the completion of this offering, with a full round of investment of $10,000,000, the Series E investors will have the right for 15 months to invest, in the aggregate, an additional $10,000,000 in common stock of Halo, at $2.00 per share of common stock (as adjusted for stock splits, reverse splits, and stock dividends) or a 20% discount to the prior 30 day trading period, whichever is lower. Each such investor's right shall be his, her or its pro rata amount of the initial offering.


      In the event that Halo completes or enters into agreements to sell equity securities on or before February 15, 2006, investors in Series E Stock may convert the securities received under the Series E Subscription Agreement into such other equity securities as if the investor had invested the amount invested in such securities. Halo will provide the Series E investors with five business days notice of such right. The investor will be required to execute and deliver all such transaction documents as required by Halo in order to convert such securities into such other securities.


      Certain of the transactions in connection with the Series E Subscription Agreement were entered into by Mr. David Howitt, a director of Halo. Mr. Howitt invested $350,000 under the Series E Notes, and agreed to invest another $150,000 under the Series E Subscription Agreement. Mr. Howitt recused himself from the Halo board of directors decisions approving these transactions.


      Investors under the Series E Subscription Agreements have indicated to Halo that they intend to exercise the right described above and receive the same securities as were issued under the January 2006 Subscription Agreements. The terms of the January 2006 Subscription Agreements are described more fully below under " -- Recent Developments; January 2006 Subscription Agreements."


   Issuance of common stock in connection with the Acquisition of Empagio


      Halo entered into a merger agreement dated December 19, 2005, with Empagio, certain stockholders of Empagio, and a wholly owned subsidiary of Halo. On January 13, 2006, the closing under the merger agreement occurred and Empagio became a wholly-owned subsidiary of Halo.


      Upon the closing of the Empagio merger, Halo issued 1,438,455 shares of its common stock. Halo has delivered to the Empagio stockholders 1,330,571 shares of Halo common stock and retained 107,884 shares of Halo common stock as security for Empagio stockholder indemnification obligations under the merger agreement (the "Empagio Indemnity


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Holdback Shares"). The Empagio Indemnity Holdback Shares shall be released to the Empagio stockholders on the later of (i) the first anniversary of the closing date of the transaction and (ii) the date any indemnification issues pending on the first anniversary of the closing date are finally resolved.


   January 2006 Convertible Promissory Notes


      On January 27 and on January 30, 2006, Halo entered into certain convertible promissory notes (the "January 2006 Convertible Notes") in the aggregate principal amount of One Million Three Hundred Seventy-Five Thousand Dollars ($1,375,000). The principal amount of the January 2006 Convertible Notes, together with accrued interest, shall be due and payable on demand by the holder thereof on the maturity date which is no earlier than sixty (60) days after the date such January 2006 Convertible Notes were issued (the "Original Maturity Date"), unless the January 2006 Convertible Notes are converted into common stock and warrants as described below. In the event that the January 2006 Convertible Notes are not converted by their Original Maturity Date, interest will begin to accrue at the rate of ten percent (10%) per annum.


      Each January 2006 Convertible Note shall convert into (i) such number of fully paid and non-assessable shares of Halo's common stock equal to the aggregate outstanding principal amount due under the January 2006 Convertible Note plus the amount of all accrued but unpaid interest on the January 2006 Convertible Note divided by $1.25, and (ii) warrants (the "January 2006 Warrants") to purchase a number of shares of Halo's common stock equal to 75% of such number of shares of common stock. The January 2006 Convertible Notes shall so convert automatically ("Mandatory Conversion") and with no action on the part of the holder on their Original Maturity Date to the extent that upon such conversion, the total number of shares of common stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of Halo common stock. For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In the event that a portion of the principal and interest under the January 2006 Convertible Notes has not been converted on the first Mandatory Conversion (and the holder has not demanded payment), there will be subsequent mandatory conversions until all of the principal and interest has been converted, provided that at each such Mandatory Conversion the total number of shares of common stock then beneficially owned by such lender does not exceed 9.99% of the total number of issued and outstanding shares of common stock. Prior to any such mandatory conversion the holder may at its option by writing to Halo, convert all or a portion of the principal and interest due under such holder's January 2006 Convertible Notes into common stock and January 2006 Warrants provided that at each such conversion the total number of shares of common stock then beneficially owned by such holder does not exceed 9.99% of the total number of issued and outstanding shares of Halo common stock. By written notice to Halo, each holder may waive the foregoing limitations on conversion but any such waiver will not be effective until the 61st day after such notice is delivered to Halo.


January 2006 Subscription Agreements


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      Also on January 27 and January 30, 2006, Halo entered into certain
Subscription Agreements (the "January 2006 Subscription Agreements") for the sale of the January 2006 Convertible Notes and the underlying common stock and January 2006 Warrants.


      The material terms of the January 2006 Subscription Agreements are as follows. Halo and the investors under the January 2006 Subscription Agreements made certain representations and warranties customary in private financings, including representations from the Investors that they are "accredited investors" as defined in Rule 501(a) of Regulation D ("Regulation D") under the Securities Act.


      The January 2006 Subscription Agreements further provide that Halo shall register the shares of common stock issuable upon conversion of the January 2006 Convertible Notes and upon conversion of the January 2006 Warrants (together, the "Registrable Shares") via a suitable registration statement If a registration statement covering the Registrable Shares has not been declared effective after 180 days following the closing, the holders shall receive a number of shares of common stock equal to 1.5% of the number of shares received upon conversion of the January 2006 Convertible Notes for each 30 days thereafter during which the Registrable Shares have not been registered, subject to a maximum penalty of 9% of the number of shares received upon conversion of the January 2006 Convertible Notes.


      The January 2006 Subscription Agreements allow the Investors to "piggyback" on the registration statements filed by Halo. Halo agreed that it will maintain the registration statement effective under the Securities Act until the earlier of (i) the date that all of the Registrable Shares have been sold pursuant to such registration statement, (ii) all Registrable Shares have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, or (iii) all Registrable Shares may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) under the Securities Act.


      Upon the completion of the offering under the January 2006 Subscription Agreements, with a full round of investment of $10,000,000, the investors will have the right for 15 months after the final closing to invest, in the aggregate an additional $10,000,000 in common stock of Halo. The price of such follow-on investment will be $2.00 per share of common stock or a 20% discount to the prior 30 day trading period, whichever is lower; provided that the price per share shall not be less than $1.25. Each investor's portion of this follow-on right shall be such investor's pro rata amount of the January 2006 Convertible Notes issued pursuant to the January 2006 Subscription Agreements. Once Halo has issued a total of $5,000,000 of January 2006 Convertible Notes, the investors will be able to invest up to 50% of the amount which they may invest pursuant to this follow-on right; subsequent to the completion of the full round of $10,000,000 the investors may invest the remainder of the amount which they may invest pursuant to this follow-on right.


      Notwithstanding anything to the contrary in the January 2006 Subscription Agreements, the number of shares of common stock that may be acquired by any investor upon any exercise of this follow-on right (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such investor and its Affiliates and any other persons whose beneficial ownership of common stock would be aggregated with such investor for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of Halo common stock. By

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written notice to Halo, any investor may waive this provision, but any such waiver will not be effective until the 61st day after such notice is delivered to Halo.

      In addition to the $1,375,000 in January 2006 Convertible Notes issued January 27 and January 30, 2006, pursuant to the January 2006 Subscription Agreements, the following investors have expressed an intention to exercise their right to accept the terms of the January 2006 Subscription Agreements in lieu of the Series E Subscription Agreements:


      o     the holder of the $500,000 principal amount September 2005 Note;

      o the holder of the $500,000 principal amount October 2005 Note that is still outstanding;

      o     the holders of the $700,000 principal amount of Series E Notes;

      o     David Howitt, who made a $150,000 short term loan to Halo;

      o the investor who had agreed to convert $67,500 in certain advisory fees due from Halo into a Series E Subscription Agreement.


      It is a condition to the closing of the merger with Unify that all such convertible notes and all shares of Halo preferred stock shall have been converted into common stock of Halo.


   Acquisition of ECI


On January 30, 2006, Halo entered into a Merger Agreement (the "Merger Agreement") with ECI Acquisition, Inc., a Maryland corporation and wholly owned subsidiary of Halo ("MergerSub"), Executive Consultants, Inc., a Maryland corporation ("ECI"), and certain stockholders of ECI (the "Sellers"). On March 1, 2006, the closing occurred under the Merger Agreement. Accordingly, under the terms of the Merger Agreement, MergerSub was merged with and into ECI (the "Merger") and ECI survived the Merger and is now a wholly-owned subsidiary of Halo. The total merger consideration for all of the equity interests in ECI (the "Purchase Price") was $603,571 in cash and cash equivalents and 330,668 shares of Halo's common stock (the "Halo Shares"), subject to adjustment based on the Net Working Capital (as defined in the Merger Agreement) on the Closing Date.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 31, 2006

                         WARP TECHNOLOGY HOLDINGS, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Nevada                     000-33197                88-0467845
 ---------------------------       -------------            ------------------
(State or other jurisdiction        (Commission             (I.R.S. Employer
     of incorporation)              File Number)            Identification No.)


   200 Railroad Avenue, Greenwich,                        06830
           Connecticut
-------------------------------------------           -----------
  (Address of principal executive offices)             (Zip Code)



        Registrant's telephone number, including area code: 203 422 2950

                                 Not Applicable
           -----------------------------------------------------------
           Former name or former address, if changed since last report



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

(a) Amendment to Articles of Incorporation

The registrant, Warp Technology Holdings, Inc. (the "Company") has filed with the Nevada Secretary of State the Certificate of Amendment to Articles of Incorporation described in its Definitive Information Statement filed on March 13, 2006. The amendment changes the Company's name to Halo Technology Holdings, Inc., effective April 2, 2006. A copy of the amendment is included as Exhibit
3.13 hereto.


ITEM 8.01 OTHER EVENTS.

Change of Company Name and Trading Symbol.

The Company's name will change to Halo Technology Holdings, Inc. effective April 2, 2006.

Currently, the Company's Common Stock is quoted on the OTC Bulletin Board under the symbol WARP. As a consequence of the name change, the Company's symbol will change. The new symbol will be HALO. The new symbol will be effective at the open of business on Monday, April 3, 2006.


Stock Certificates.

After the name change becomes effective, there is no requirement that stockholders obtain new or replacement stock certificates. However, each stockholder of record of shares of the Company's Common Stock outstanding immediately prior to the name change may contact the Company's Transfer Agent to exchange the certificates representing such stockholder's shares for new certificates reflecting the new name of the Company.

The Company's Transfer Agent is the Pacific Stock Transfer Company. The contact information for the Company's Transfer Agent is as follows:

Pacific Stock Transfer Company
500 E. Warm Springs Road
Suite 240
Las Vegas, NV 89119


Phone: (702) 361-3033
Facsimile: (702) 433-1979

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.    Description
3.13           Certificate of Amendment to Articles of Incorporation effective
               April 2, 2006.

--------------------------------------------------------------------------------

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Warp Technology Holdings, Inc.

March 31, 2006                              By: Ernest C. Mysogland
                                                -------------------------------
                                                Name:  Ernest C. Mysogland
                                                Title: Executive Vice President

--------------------------------------------------------------------------------

                                  Exhibit Index

EXHIBIT NO.     DESCRIPTION
3.13            Certificate of Amendment to Articles of Incorporation
                effective April 2, 2006.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): March 31, 2006


                         HALO TECHNOLOGY HOLDINGS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Nevada                    000-33197                88-0467845
-----------------------------      -------------         ------------------
(State or other jurisdiction       (Commission           (I.R.S. Employer
     of incorporation)             File Number)          Identification No.)


200 Railroad Avenue, Greenwich, Connecticut             06830
-------------------------------------------          -----------
  (Address of principal executive offices)            (Zip Code)


        Registrant's telephone number, including area code: 203 422 2950

                         WARP TECHNOLOGY HOLDINGS, INC.
           -----------------------------------------------------------
           Former name or former address, if changed since last report



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

--------------------------------------------------------------------------------


ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Amendment to Subordinated Note to Platinum Equity, LLC

As previously reported, on October 26, 2005, the registrant, Halo Technology Holdings, Inc., formerly known as Warp Technology Holdings, Inc. ("Halo" or the "Company"), completed the transactions contemplated by the Merger Agreement (the "Merger Agreement") dated as of September 12, 2005 by and among the Company, TAC/Halo, Inc., a wholly owned subsidiary of the Company (the "Merger Sub"), Tesseract Corporation ("Tesseract") and Platinum Equity, LLC ("Platinum"), as amended by Amendment No. 1 to the Merger Agreement, dated October 26, 2005, by and among, the Company, Platinum, Tesseract, Merger Sub and TAC/Halo, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company ("New Merger Sub"). The consideration payable pursuant to the Merger Agreement to Platinum included $1,750,000 payable no later than March 31, 2006 and evidenced by a Promissory Note (the "Note").

The descriptions of the Merger Agreement, Amendment No. 1 to the Merger Agreement and the Note are qualified in their entirety by reference to the Merger Agreement, which was previously filed as Exhibit 10.87 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 16, 2005, to Amendment No. 1 to the Merger Agreement which was previously filed as Exhibit 10.94 of the Current Report on Form 8-K filed by the Company with the Commission on November 1, 2005, and to the Note which was previously filed as Exhibit 10.96 of the Current Report on Form 8-K filed by the Company with the Commission on November 1, 2005.

On March 31, 2006, the Company and Platinum entered into an Amendment and Consent, (the "Amendment"). Pursuant to the Amendment, the maturity of the Note was modified such that the aggregate principal amount of the Note and all accrued interest thereon shall be due and payable as follows: (i) $1,000,000 on March 31, 2006; and (ii) the remaining $750,000 in principal, plus all accrued but unpaid interest on the earliest of (w) the second business day following the closing of the acquisition of Unify Corporation by the Company, (x) the second business day following termination of the merger agreement pursuant to which Unify is to be acquired by the Company, (y) the second business day after the Company closes an equity financing of at least $2.0 million subsequent to the date of the Amendment or (z) July 31, 2006. In accordance with the Amendment, $1,000,000 was paid to Platinum on March 31, 2006. This description of the Amendment is qualified in its entirety by reference to the Amendment, attached as Exhibit 10.120 hereto and incorporated herein by reference. Since the entire amount of the Note was not paid on or before March 31, 2006, Platinum retained 909,091 shares of Series D Preferred Stock of the Company, which had been previously issued to Platinum as part of the consideration under the Merger Agreement. These shares would have been canceled if the Note had been paid in full by that date.

Material Relationship to Platinum

Platinum holds 7,045,454 shares of the Company's Series D Preferred Stock, which is convertible into 7,045,454 shares of the Company's common stock. Furthermore, under the Merger Agreement, as amended, Platinum has the right to convert certain working capital adjustments into an additional 1,818,182 shares of Series D Preferred Stock. Gupta Holdings, LLC, an affiliate of Platinum, owns 2,020,000 shares of Series C Preferred Stock of the Company, which is convertible into 2,020,000 shares of Common Stock of the Company, and warrants to acquire 2,312,336 shares of Common Stock. As of March 23, 2006, the Company had 7,810,840 shares of Common Stock issued and outstanding, 13,362,688 shares of Series C Preferred Stock issued and outstanding and 7,045,454 shares of Series D Preferred Stock issued and outstanding. Accordingly, if all of the Company's outstanding preferred stock were converted into common, Platinum would hold approximately 25% of the then outstanding shares of Common Stock of the Company, and Gupta Holdings would hold approximately 7% of the then outstanding shares of Common Stock of the Company. However, there are certain restrictions in the Series D and Series C Preferred Stock, as well as on the warrants held by Gupta Holdings, which restrict conversion in certain circumstances so that the holder does not acquire more than 9.9% of the Company's then outstanding Common Stock.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Ex. No.        Description
10.120         Amendment and Consent between the Company and Platinum Equity,
               LLC, dated March 31, 2006.

--------------------------------------------------------------------------------


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Halo Technology Holdings, Inc.

April 3, 2006                               By:  Ernest C. Mysogland
                                                 -----------------------------
                                                 Name:  Ernest C. Mysogland
                                                 Title: Executive Vice President

--------------------------------------------------------------------------------

                                  Exhibit Index

EXHIBIT NO.     DESCRIPTION
10.120          Amendment and Consent between the Company and Platinum Equity,
                LLC, dated March 31, 2006